Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kristin Brown
Redwood Trust, Inc.		Investor Relations
Monday, May 7, 2018		(415) 384-3805

REDWOOD TRUST REPORTS FIRST QUARTER 2018 RESULTS

MILL VALLEY, CA – Monday, May 7, 2018 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the first quarter of 2018 of $47 million, or $0.50 per fully diluted share. This compares with net income of $31 million, or $0.35 per fully diluted share, for the fourth quarter of 2017 and $37 million, or $0.43 per fully diluted share, for the first quarter of 2017. Redwood also reported non-GAAP core earnings for the first quarter of 2018 of $58 million, or $0.60 per fully diluted share. This compares with non-GAAP core earnings of $30 million, or $0.35 per fully diluted share, for the fourth quarter of 2017, and $30 million, or $0.36 per fully diluted share, for the first quarter of 2017.
A reconciliation of GAAP net income to non-GAAP core earnings, along with additional information about Redwood’s core earnings measure, is included in the tables that follow. A further discussion of Redwood's business, financial results, core earnings and taxable income, as well as a discussion of management's 2018 outlook, is included in the first quarter Redwood Review, which is available on the company’s website at www.redwoodtrust.com.
Redwood also reported estimated REIT taxable income of $33 million, or $0.44 per share, for the first quarter of 2018. This compares to estimated REIT taxable income of $32 million, or $0.42 per share, for the fourth quarter of 2017 and estimated REIT taxable income of $17 million, or $0.22 per share, for the first quarter of 2017.
At March 31, 2018, Redwood reported GAAP book value per share of $16.12, as compared with $15.83 at December 31, 2017, and $15.13 at March 31, 2017.
Redwood will host an earnings call today, May 7, 2018, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its first quarter 2018 financial results. The number to dial in order to listen to the conference call is 1-800-289-0438 in the U.S. and Canada. International callers must dial 1-323-794-2423. Callers should reference call ID #7133096. A replay of the call will be available through midnight on May 21, 2018, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #7133096.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events." To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.
Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Thursday, May 10, 2018, and also make it available on Redwood’s website.

Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2018 REIT taxable income and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	First	Fourth	Third	Second	First
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2017	2017	2017	2017

Interest income	$77	$71	$63	$59	$55
Interest expense	(42)	(36)	(27)	(24)	(21)
Net interest income	35	35	35	35	34
Non-interest income
Mortgage banking activities, net	27	3	21	12	18
MSR income, net	1	2	2	3	2
Investment fair value changes, net	2	—	—	8	2
Other income	1	1	1	1	1
Realized gains, net	9	5	2	1	6
Total non-interest income, net	40	11	26	25	28
Operating expenses	(23)	(20)	(20)	(19)	(18)
(Provision for) benefit from income taxes	(5)	5	(5)	(5)	(6)
Net income	$47	$31	$36	$36	$37

Weighted average diluted shares (thousands) (2)	108,195	109,621	102,703	97,494	97,946
Diluted earnings per share	$0.50	$0.35	$0.41	$0.43	$0.43
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the periods presented above, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017 were 75,703, 76,600, 77,123, 77,117, and 77,039, respectively.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	March 31, 2018	December 31, 2017

GAAP net income	$47	$31
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives (3)	(7)	(7)
Include cumulative gain (loss) on long-term investments sold, net (4)	18	5
Income taxes associated with core earnings adjustments (5)	—	2
Total adjustments	11	—
Non-GAAP core earnings	$58	$30

GAAP net income per diluted common share	$0.50	$0.35
Non-GAAP core earnings per diluted common share (6)	$0.60	$0.35

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, and (iii) include the hypothetical income taxes associated with core earnings adjustments.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the first quarter Redwood Review.

(3)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Details on the components of investment fair value changes, net, are included in the Appendix of the first quarter Redwood Review.

(4)
Adjustment includes the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any realized gains or losses from derivatives associated with the investments sold. Cumulative gains and losses are calculated by multiplying the difference between the sales price and original purchase price by the face value of the securities sold.

(5)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(6)
Consistent with the calculation of net income per diluted common share for GAAP purposes, non-GAAP core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the first quarter Redwood Review.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
($ in millions, except share and per share data)	2018	2017	2017	2017	2017

Residential loans	$5,146	$5,115	$4,185	$3,905	$3,472
Real estate securities	1,358	1,477	1,356	1,219	1,166
Mortgage servicing rights	66	64	63	64	111
Cash and cash equivalents	179	145	258	217	222
Other assets	251	240	269	251	243
Total assets	$7,000	$7,040	$6,131	$5,655	$5,214

Short-term debt	$1,504	$1,939	$1,238	$1,295	$564
Other liabilities	157	149	166	152	135
Asset-backed securities issued	1,542	1,165	944	693	728
Long-term debt, net	2,576	2,575	2,574	2,336	2,621
Total liabilities	5,780	5,828	4,922	4,476	4,049

Stockholders' equity	1,220	1,212	1,209	1,179	1,166

Total liabilities and equity	$7,000	$7,040	$6,131	$5,655	$5,214

Shares outstanding at period end (thousands)	75,703	76,600	77,123	77,117	77,039
GAAP book value per share	$16.12	$15.83	$15.67	$15.29	$15.13

(1)	Certain totals may not foot due to rounding.